Exhibit 99.1

         Varian Medical Systems' Board of Directors Authorizes
         Repurchase of Another Three Million Shares of Stock

   PALO ALTO, Calif.--(BUSINESS WIRE)--Nov. 12, 2003--Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the Company to repurchase up to another three million shares of its stock over a period extending to August 31, 2005. The new authorization, which takes effect immediately, adds to an existing 2 million-share repurchase authorization that extends through February 2004.
   Under the earlier repurchase authorization that became effective in February, 2003, Varian Medical Systems has repurchased approximately 1.5 million shares of stock. Since commencing stock repurchases in fiscal year 2001, the company has spent about $164.5 million to repurchase approximately 3.5 million shares of stock at an average price of approximately $47 per share. As of the end of the fiscal year 2003 on September 26, 2003, the company had a reported $407 million in cash and marketable securities.
   The stock repurchases will be made from time to time through brokers and dealers on the New York Stock Exchange on in privately negotiated transactions with nonaffiliated stockholders. Shares will be retired and cancelled upon repurchase.

   Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,930 people who are located at manufacturing sites in North America and Europe and in its 48 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of $1 billion. Additional information is available on the company's investor relations web site at www.varian.com.

   Forward Looking Statements

   Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, statements using the term "will," or similar expressions are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to, and you should not expect us to, update or revise the forward-looking statements in this release.

    CONTACT: Varian Medical Systems
             Spencer Sias, 650-424-5782
             spencer.sias@varian.com